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                                                                   EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made by and between EXPRESSJET HOLDINGS, INC., a Delaware corporation ("Company"), and JERRY E. LOSNESS ("Executive"), and is joined in solely for the purposes specified in
Section 6.13 by CONTINENTAL AIRLINES, INC., a Delaware corporation ("Continental").

                                   WITNESSETH:

         WHEREAS, Company's wholly owned subsidiary, ExpressJet Airlines, Inc. (formerly Continental Express, Inc.), Continental and Executive are parties to that certain Employment Agreement dated as of July 25, 2000 (the "Existing Agreement"); and

         WHEREAS, Continental and Executive are parties to certain other agreements (collectively, the "Prior Agreements") pursuant to, and/or Executive is otherwise participating under one or more of, the Continental Airlines, Inc. Incentive Plan 2000, the Continental Airlines, Inc. 1998 Stock Incentive Plan, the Continental Airlines, Inc. 1997 Stock Incentive Plan, the Continental Airlines, Inc. 1994 Incentive Equity Plan, the Continental Airlines, Inc. Officer Retention and Incentive Award Program, the Continental Airlines, Inc. Management Bonus Program, the Continental Airlines, Inc. Long Term Incentive Performance Award Program, and the Continental Airlines, Inc. Deferred Compensation Plan (collectively, as amended, the "Continental Plans"); and

         WHEREAS, Continental and Company are contemplating an initial public offering of Company's common stock (the "Initial Public Offering"); and

         WHEREAS, the Board of Directors of Company (the "Board of Directors"), and the Human Resources Committee of the Board of Directors of Continental, deem it advisable and in the best interests of Company, Continental and their respective stockholders to assure management continuity for Company and, consistent therewith, have authorized the execution, delivery and performance by Company and Continental of this Agreement; and

         WHEREAS, in connection therewith, the parties desire to enter into this Agreement to, effective as of the Effective Date (as defined below) and subject to the consummation of the Initial Public Offering, (i) replace and supersede the Existing Agreement in its entirety, (ii) modify and, in some cases revoke, the Prior Agreements, and (iii) set forth their agreements with respect to other aspects of Executive's participation in the Continental Plans;

         NOW THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company, Continental (solely as specified in Section 6.13) and Executive agree as follows:

                        ARTICLE I: EMPLOYMENT AND DUTIES

         1.1 EMPLOYMENT; EFFECTIVE DATE. Beginning as of the Effective Date, Company agrees to employ Executive and Executive agrees to be employed by Company, at will of both Company and Executive, subject to the terms and conditions of this Agreement. For purposes of
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this Agreement, the "Effective Date" shall mean the date of the consummation of the Initial Public Offering.

         1.2 POSITION. From and after the Effective Date, Executive shall be employed in the position of Vice President and Chief Operating Officer of Company and ExpressJet Airlines, Inc. and/or any successor to substantially all of the assets of ExpressJet Airlines, Inc. (ExpressJet Airlines, Inc. and any such successor shall be collectively referred to herein as "ExpressJet"), or Company shall employ, or cause a subsidiary of Company to employ, Executive in such other position or positions as the parties may mutually agree.

         1.3 DUTIES AND SERVICES. Executive agrees to serve in the positions referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices as determined by Company or ExpressJet, as applicable, as well as such additional duties and services which Executive from time to time may be reasonably directed to perform by Company or ExpressJet, as applicable.

                  ARTICLE II: AT-WILL EMPLOYMENT RELATIONSHIP

         2.1 EMPLOYMENT AT-WILL. The employment relationship between Executive and Company is at-will. Each of Executive and Company shall have the right to terminate the employment relationship at any time and for any reason whatsoever, with or without cause, and without any liability or obligation except as may be expressly provided in this Agreement.

         2.2 NOTICE OF TERMINATION. If Company or Executive desires to terminate Executive's employment hereunder, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive's employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

                    ARTICLE III: COMPENSATION AND BENEFITS

         3.1 BASE SALARY. During the period of this Agreement, Executive shall receive a minimum annual base salary equal to the greater of (i) $200,000.00 or
(ii) such amount as Company and Executive mutually may agree upon from time to time. Executive's annual base salary shall be paid in equal installments in accordance with Company's standard policy regarding payment of compensation to executives but no less frequently than semimonthly.

         3.2 BONUS PROGRAMS. Company shall pay Executive a supplemental bonus for 2002 in an amount equal to $155,000.00 (which amount shall be paid to Executive as soon as administratively feasible after the Effective Date). Company or ExpressJet shall establish a management bonus program (the "Management Bonus Program") for the fiscal year beginning on January 1, 2002, subject to terms and conditions to be determined in the sole discretion of the Board of Directors or the Human Resources Committee of the Board of Directors.

         3.3 OTHER COMPANY BENEFITS. During his employment hereunder, Executive and, to the extent applicable, Executive's family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans, and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly situated employees of Company




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or ExpressJet. Such benefits, plans and programs may include, without limitation, profit sharing plan, thrift plan, annual physical examinations, health insurance or health care plan, life insurance, disability insurance, pension plan, pass privileges on Continental or ExpressJet flights, flight privileges and the like. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to similarly situated employees generally; provided, however, that Company shall not change, amend or discontinue Executive's Flight Privileges (as defined below) without his prior written consent.

         3.4 CONTINENTAL AIRLINES, INC. LONG TERM INCENTIVE PERFORMANCE AWARD PROGRAM. Notwithstanding any provision in the Continental Airlines, Inc. Long Term Incentive Performance Award Program (the "LTIP") or any award notice issued thereunder to the contrary, (a) as of the Effective Date, Executive shall cease participation in the LTIP, and (b) Executive shall forfeit and receive no payments with respect to awards under the LTIP for which the Performance Period has not ended on or before the Effective Date; provided, however, that in the event Executive experiences a termination of employment on or before the Effective Date, the terms of the LTIP and any award notice issued to Executive thereunder shall control. Company shall be liable for any amounts owed to Executive under this paragraph 3.4, and Continental shall have no liability with respect to such amounts. Executive hereby waives any and all rights to notices or any other actions necessary to terminate Executive's rights and participation under the LTIP in accordance with the foregoing provisions of this paragraph 3.4.

         3.5 CONTINENTAL AIRLINES, INC. MANAGEMENT BONUS PROGRAM. Notwithstanding any provision of the Continental Airlines, Inc. Management Bonus Program or any other bonus program adopted by the Human Resources Committee of the Board of Directors of Continental for 2002 (collectively, the "Continental Bonus Programs") or any award notice issued thereunder to the contrary, (a) as of the Effective Date, Executive shall cease participation in all Continental Bonus Programs, and (b) Executive shall forfeit and receive no payments with respect to awards under or Executive's participation in the Continental Bonus Programs with respect to any period beginning after December 31, 2001. Notwithstanding the foregoing, in the event Executive experiences a termination of employment on or before the Effective Date, the terms of the applicable Continental Bonus Programs shall control. Company shall be liable for any amounts owed to Executive under this paragraph 3.5, and Continental shall have no liability with respect to such amounts. Executive hereby waives any and all rights to notices or any other actions necessary to terminate Executive's participation under the Continental Bonus Programs in accordance with the foregoing provisions of this paragraph 3.5.

         3.6 CONTINENTAL AIRLINES, INC. OFFICER RETENTION AND INCENTIVE AWARD PROGRAM. Notwithstanding any provision of the Continental Airlines, Inc. Officer Retention and Incentive Award Program (the "Retention Program"), any award notice thereunder, award agreement or any other prior agreement between Continental and Executive, plan document or any other document to the contrary, Executive and Continental acknowledge and agree that (a) Executive shall be considered for all purposes of the Retention Program to have incurred a "Termination of Service" (as such term is defined in the Retention Program) as of the Effective Date by reason of Executive's voluntary termination of his employment and (b) Executive shall not be considered as either an "Eligible Employee" or an "Officer" (as such terms are defined in the Retention Program) from and after the Effective Date; provided, however, that in the event Executive



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experiences a Termination of Service on or before the Effective Date, the terms of the Retention Program and any award notices issued to Executive thereunder shall control. Executive hereby waives any and all rights to notices with respect to the foregoing matters in connection with the Retention Program. Continental shall retain liability for payments to Executive with respect to his awards under the Retention Program, and Company and ExpressJet shall have no liability with respect to such payments.

         3.7 PARTICIPATION IN CONTINENTAL AIRLINES, INC. DEFERRED COMPENSATION PLAN. Executive's participation in the Continental Airlines, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") shall cease effective as of the earlier of Executive's termination of employment with Company or the day immediately preceding the Effective Date and, as of the date of such cessation of participation, Executive shall be treated as having incurred a "Termination of Service" (as defined in the Deferred Compensation Plan) for purposes of the Deferred Compensation Plan. Executive's benefits under the Deferred Compensation Plan shall be paid by Company or ExpressJet to the extent, if any, that the subtrust established in connection with ExpressJet's participation in the Deferred Compensation Plan does not have sufficient funds to pay such benefits. Continental shall have no liability with respect to the payment of such benefits. Executive hereby waives all rights (including, but not limited to, the right to notice of cessation of participation pursuant to Section 2.2 of such plan) under the Deferred Compensation Plan or any other agreement that would be contrary to the preceding provisions of this paragraph 3.7.

                       ARTICLE IV: EFFECT OF TERMINATION

         4.1 EFFECT ON COMPENSATION. Upon termination of the employment relationship by either Executive or Company, regardless of the reason therefor, all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment, except that (A) if such termination shall constitute an Involuntary Termination (as such term is defined in paragraph 4.4), then, subject to the provisions of paragraphs 4.2 and 4.3 and
Article V, (i) Continental and Company shall provide Executive with Flight Privileges (as such term is defined in paragraph 4.4) for the remainder of Executive's lifetime, (ii) Company shall provide Executive and his eligible dependents with Continuation Coverage (as such term is defined in paragraph 4.4) for the Severance Period (as such term is defined in paragraph 4.4), and (iii) Company shall pay Executive the Monthly Severance Amount (as such term is defined in paragraph 4.4) each month during the Severance Period, or (B) if such termination is a result of Executive's retirement under Company's retirement policy or program generally applicable to similarly situated employees of Company, then Continental and Company shall, subject to the provisions of paragraph 4.3 and Article V, provide Executive with Flight Privileges for the remainder of Executive's lifetime. No remuneration or wages earned by Executive during or with respect to the Severance Period (whether earned as an employee, independent contractor, sole proprietor, joint venturer, or otherwise) shall reduce Company's obligation to pay the Monthly Severance Amount each month during the Severance Period. Company may set off any amounts owed by Executive to Company or any of its affiliates against any obligation to pay the Monthly Severance Amount.

         4.2 LIQUIDATED DAMAGES. In light of the difficulties in estimating the damages to Executive in the event Executive's employment is subject to an Involuntary Termination,



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Company and Executive hereby agree (for themselves and for the express and directly enforceable benefit of Continental and Company's affiliates) that the payments and benefits, if any, to be received by Executive pursuant to paragraph
4.1 shall be received by Executive as liquidated damages. Payment of the compensation and benefits to Executive pursuant to paragraph 4.1 shall be offset against any amounts to which Executive may otherwise be entitled under any and all severance plans and policies maintained by Company or its affiliates.

         4.3 CERTAIN POST-TERMINATION OBLIGATIONS. All payments and benefits to Executive hereunder shall be subject to Executive's compliance with the following provisions for one full year after the termination of Executive's employment hereunder:

                  (i) Executive shall, upon reasonable notice, furnish such information and proper assistance to Company, its affiliates and Continental as may reasonably be required in connection with any litigation in which it or any of its affiliates or Continental is, or may become, a party;

                  (ii) Executive shall not discuss with any other employee of Company or an affiliate of Company the formation or operations of any business intended to compete with Company or its affiliates, and will not solicit or cause to be solicited any employee of Company or its affiliates to leave the employ of Company or its affiliates;

                  (iii) any public statements made by Executive concerning Company or its affiliates or Continental, or their officers, directors, or employees shall be submitted in writing for prior approval by Company's or Continental's (as appropriate) public relations and legal departments, and Executive shall not make any such public statements which are not so approved; and

                  (iv) upon termination of employment, Executive shall (a) promptly return to Company all property (including all keys, passes, credit cards, documents, memoranda and computer hardware and software) of Company or any of its affiliates or Continental then in his possession or control, and (b) in the same manner as if he were still employed by Company, hold in confidence, and not disclose to any person, all business plans, trade secrets, and confidential or proprietary information of Company or any of its affiliates or Continental, and shall not use any such plans, secrets or information in a manner which is detrimental to Company or its affiliates or Continental.

         If Executive fails to comply with the above obligations, Company may cease making any and all payments hereunder, and Company, Company's affiliates and Continental may cease extending benefits to Executive and may recover by appropriate action instituted in any court of competent jurisdiction any severance payments theretofore paid to Executive. Executive agrees that the obligations of Executive contained in this paragraph 4.3 are in addition to any rights Company, Company's affiliates or Continental may have in law or at equity, and that it is not possible to measure in money the damages which may be suffered by Company, Company's affiliates or Continental if Executive breaches any of the provisions of this paragraph 4.3. Therefore, if Executive breaches any of the provisions of this paragraph 4.3, each of Company, Company's affiliates and Continental shall be entitled to an injunction restraining Executive from violating such provisions. If Company, any affiliate of Company or Continental shall



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institute any action or proceeding to enforce any such obligations, Executive hereby irrevocably waives the claim or defense that Company, an affiliate of Company or Continental has an adequate remedy at law and agrees not to assert in any such action or proceeding such claim or defense. The foregoing shall not prejudice Company's (or any of its affiliates') or Continental's right to require Executive to account for and pay over to Company, a Company affiliate or Continental, and Executive agrees to account for and pay over, the compensation, profits, monies, accruals and other benefits derived or received by Executive as a result of any transaction or occurrence constituting a breach of this paragraph 4.3. The duration of the obligations of Executive under this paragraph
4.3 shall be extended by and for the term of any period during which Executive is in breach of this paragraph 4.3.

         4.4 CERTAIN DEFINITIONS AND ADDITIONAL TERMS. As used herein, the following capitalized terms shall have the meanings assigned below:

                  (i) "Continuation Coverage" shall mean the continued coverage of Executive and his eligible dependents under the welfare benefit plans available to similarly situated employees of Company who have not terminated employment (or the provision of equivalent benefits), including, without limitation, medical, health, dental, life insurance, disability, vision care, accidental death and dismemberment, and prescription drug, at no greater cost to Executive than that applicable to a similarly situated Company employee who has not terminated employment; provided, however, that (1) subject to clause (2) below, the coverage under a particular welfare benefit plan (or the receipt of equivalent benefits) shall terminate upon Executive's receipt of comparable benefits from a subsequent employer and (2) if Executive (and/or his eligible dependents) would have been entitled to retiree coverage under a particular welfare benefit plan had he voluntarily retired on the date of his Involuntary Termination, then such coverage shall be continued as provided in such plan upon the expiration of the Severance Period. Notwithstanding any provision in this Article IV to the contrary, to the extent permitted by applicable law, Executive's entitlement to any benefit continuation pursuant to Section 601 et. seq. of the Employee Retirement Income Security Act of 1974, as amended, shall commence at the end of the period of, and shall not be reduced by the provision of, any applicable Continuation Coverage;

                  (ii) "Flight Privileges" shall mean flight privileges on each airline operated by Company, Continental or any of their respective affiliates or any successor or successors thereto (the "System"), consisting of space available flight passes for Executive and Executive's eligible family members (as such eligibility was in effect on May 18, 1999), a Universal Air Travel Plan (UATP) card (or, in the event of discontinuance of the UATP program, a similar charge card permitting the purchase of air travel through direct billing to Company, Continental, ExpressJet or any successor or successors thereto (a "Similar Card")) in Executive's name for charging on an annual basis up to the applicable Annual Travel Limit (as hereinafter defined) with respect to such year in value (valued identically to the calculation of imputed income resulting from such flight privileges described below) of flights (in any fare class) on the System for Executive, Executive's spouse, Executive's family and significant others as determined by Executive, Platinum Elite OnePass Cards (or similar highest category successor frequent flyer cards) in Executive's and Executive's spouse's names for use on the System, a membership for



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         Executive and Executive's spouse in Continental's Presidents Club (or any successor program maintained in the System), and payment by Company to Executive (while an officer of Company) of an annual amount (not to exceed in any year the Annual Gross Up Limit (as hereinafter defined) with respect to such year) sufficient to pay, on an after tax basis (i.e., after the payment by Executive of all taxes on such amount), the U.S. federal, state and local income taxes on imputed income resulting from such flights (such imputed income to be calculated during the term of such Flight Privileges at the lowest published or unpublished fare (i.e., 21 day advance purchase coach fare, lowest negotiated consolidator net fare, or other lowest available fare) for the applicable itinerary (or similar flights on or around the date of such flight), regardless of the actual fare class booked or flown, or as otherwise required by law) or resulting from any other flight privileges extended to Executive as a result of Executive's service as an executive of Company;

                  (iii) "Involuntary Termination" shall mean any termination of Executive's employment with Company which does not result from Executive's (A) resignation, (B) death, (C) gross negligence or willful misconduct in performance of the duties and services required of Executive pursuant to this Agreement, or failure to perform Executive's duties hereunder after written notice of such failure has been delivered by Company to Executive and Executive has not cured such failure within 10 days of receipt of such notice, (D) breach of any provision of this Agreement, (E) becoming incapacitated by accident, sickness or other circumstance which renders Executive mentally or physically incapable of performing the duties and services required of Executive hereunder on a full-time basis for a period of at least 90 days, (F) drug or alcohol abuse by Executive which materially adversely affects Executive's ability to perform his duties hereunder, or (F) retirement under the retirement policy or program generally applicable to similarly situated employees of Company;

                  (iv) "Monthly Severance Amount" shall mean an amount equal to one-twelfth of Executive's annual base salary pursuant to paragraph 3.1 in effect immediately prior to Executive's Involuntary Termination; and

                  (v) "Severance Period" shall mean the period commencing on the date of Executive's Involuntary Termination and continuing for 18 months.

         As used for purposes of Flight Privileges, with respect to any year, "Annual Travel Limit" shall mean an amount (initially $25,000), which amount has been and shall be adjusted (i) annually (beginning with the year 2000) by multiplying such amount by a fraction, the numerator of which shall be Continental's average fare per revenue passenger for its jet operations (excluding regional jets) with respect to the applicable year as reported in its Annual Report on Form 10-K (or, if not so reported, as determined by Continental's independent auditors) (the "Average Fare") for such year, and the denominator of which shall be the Average Fare for the prior year, (ii) annually to add thereto any portion of such amount unused since the year 1999, and (iii) after adjustments described in clauses (i) and (ii) above, automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by Continental as of May 18, 1999), so as to preserve the benefit of $25,000 annually (adjusted in accordance with clauses (i) and (ii) above)



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of flights relative to the valuations resulting from the valuation methodology used by Continental as of May 18, 1999 (e.g., if a change in the valuation methodology results, on average, in such flights being valued 15% higher than the valuation that would result using the valuation methodology used by Continental as of May 18, 1999, then the Annual Travel Limit would be increased by 15% to $28,750, assuming no other adjustments pursuant to clauses (i) and
(ii) above). In determining any adjustment pursuant to clause (iii) above, Continental shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation (and the basis for any adjustments pursuant to clauses (i) or (ii) above) will be provided to Executive upon request. Company will promptly notify Executive in writing of any adjustments to the Annual Travel Limit described in this paragraph.

         As used for purposes of Flight Privileges, with respect to any year, the term "Annual Gross Up Limit" shall mean an amount (initially $7,500), which amount has been and shall be adjusted (i) annually (beginning with the year
2000) by multiplying such amount by a fraction, the numerator of which shall be the Average Fare for such year, and the denominator of which shall be the Average Fare for the prior year, (ii) annually to add thereto any portion of such amount unused since the year 1999, and (iii) after adjustments described in clauses (i) and (ii) above, automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by Continental as of May 18,
1999), so as to preserve the benefit of $7,500 annually (adjusted in accordance with clauses (i) and (ii) above) of tax gross up relative to the valuations resulting from the valuation methodology used by Continental as of May 18, 1999 (e.g., if a change in the valuation methodology results, on average, in flights being valued 15% higher than the valuation that would result using the valuation methodology used by Continental as of May 18, 1999, then the Annual Gross Up Limit would be increased by 15% to $8,625, assuming no other adjustments pursuant to clauses (i) and (ii) above). In determining any adjustment pursuant to clause (iii) above, Continental shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation (and the basis for any adjustments pursuant to clauses (i) or (ii) above) will be provided to Executive upon request. Company will promptly notify Executive in writing of any adjustments to the Annual Gross Up Limit described in this paragraph.

         As used for purposes of Flight Privileges, a year may consist of twelve consecutive months other than a calendar year, it being Continental's practice as of May 18, 1999 for purposes of Flight Privileges for a year to commence on December 1 and end on the following November 30 (for example, the twelve-month period from December 1, 1998 to November 30, 1999 is considered the year 1999 for purposes of Flight Privileges); provided that all calculations for purposes of clause (i) in the prior two paragraphs shall be with respect to fiscal years of Continental.

         As used for purposes of Flight Privileges, the term "affiliates" (a) when used with respect to Company, means any entity controlled by, controlling, or under common control with Company, and (b) when used with respect to Continental, means any entity controlled by, controlling, or under common control with Continental. For these purposes control of an entity



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shall require the direct or indirect ownership of a majority of the outstanding capital stock of such entity.

         No tickets issued on the System in connection with the Flight Privileges may be purchased other than directly from Company, Continental, ExpressJet or their respective successor or successors (i.e., no travel agent or other fee or commission based distributor may be used), nor may any such tickets be sold or transferred by Executive or any other person, nor may any such tickets be used by any person other than the person in whose name the ticket is issued. Executive agrees that, after receipt of an invoice or other accounting statement therefor, he will promptly (and in any event within 45 days after receipt of such invoice or other accounting statement) reimburse Company, ExpressJet or Continental, as appropriate, for all charges on his UATP card (or Similar Card) which are not for flights on the System and which are not otherwise reimbursable to Executive under the applicable policies of Company for reimbursement of business expenses of officers of Company, or which are for tickets in excess of the applicable Annual Travel Limit. Executive agrees that the credit availability under Executive's UATP card (or Similar Card) may be suspended if Executive does not timely reimburse Company, ExpressJet or Continental, as appropriate, as described in the foregoing sentence or if Executive exceeds the applicable Annual Travel Limit with respect to a year; provided, that, immediately upon Company's, ExpressJet's or Continental's, as appropriate, receipt of Executive's reimbursement in full (or, in the case of exceeding the applicable Annual Travel Limit, beginning the next following year and after such reimbursement), the credit availability under Executive's UATP card (or Similar Card) will be restored.

         The sole cost to Executive of flights on the System pursuant to use of Executive's Flight Privileges will be the imputed income with respect to flights on the System charged on Executive's UATP card (or Similar Card), calculated throughout the term of Executive's Flight Privileges at the lowest published or unpublished fare (i.e., 21 day advance purchase coach fare, lowest negotiated consolidator net fare or other lowest available fare) for the applicable itinerary (or similar flights on or around the date of such flight), regardless of the actual fare class booked or flown, or as otherwise required by law, and reported to Executive as required by applicable law. With respect to any period for which Company is obligated to provide the tax gross up described above, Executive will provide to Company, upon request, a calculation or other evidence of Executive's marginal tax rate sufficient to permit Company to calculate accurately the amount to be paid to Executive.

         Executive will be issued a UATP card (or Similar Card), Platinum Elite OnePass Cards (or similar highest category frequent flyer cards) in Executive's and Executive's spouse's names, a membership card in Continental's Presidents Club (or any successor program maintained in the System) for Executive and Executive's spouse, and an appropriate flight pass identification card, each valid at all times during the term of Executive's Flight Privileges.

                     ARTICLE V: NONCOMPETITION OBLIGATIONS

         5.1 IN GENERAL. As part of the consideration for the compensation to be paid under this Agreement, to protect the trade secrets and confidential information of Company and its affiliates that have been and will in the future be disclosed or entrusted to Executive, the business opportunities of Company and its affiliates that have been and will in the future be disclosed or




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entrusted to Executive, the relationships with customers of Company and its affiliates that have been and will in the future be developed in Executive, the special training and knowledge relevant to Executive's employment responsibilities and duties, or the business goodwill of Company and its affiliates that has been and will in the future be developed in Executive, and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the non-competition obligations set forth in this Agreement. Executive will not, directly or indirectly for Executive or for others, in any geographic area or market where Company or any of its affiliates are conducting any business or have during the previous 12 months conducted such business:

                  (a) engage in any Competitive Business (as defined below);

                  (b) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any Competitive Business with respect to such Competitive Business; or

                  (c) induce any employee of Company or any affiliate of Company to terminate his or her employment with Company or such affiliate, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company.

For purposes of this paragraph 5.1, the term "Competitive Business" shall mean the business of owning, acquiring, establishing, operating, and maintaining a regional airline in the United States. Notwithstanding the foregoing, the noncompetition obligations set forth in this paragraph shall not be considered violated if Executive becomes an employee, consultant, advisor, or member of the board of directors of a major, mainline airline; provided however, that, if such airline also engages in a Competitive Business, then this exception shall apply only if Executive's primary duties, and the principal portion of Executive's working time, are related to the business of such airline other than the Competitive Business.

         5.2 DURATION OF NONCOMPETITION OBLIGATIONS. The noncompetition obligations set forth in paragraph 5.1 shall extend until the date that is 18 months after the date of Executive's termination of employment with Company for any reason whatsoever.

         5.3 REFORMATION. Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article V would cause irreparable injury to Company. Executive understands that the foregoing restrictions may limit Executive's ability to engage in certain businesses anywhere in the United States during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Further, Executive acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will in no way prevent him from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, Company and Executive intend to make this provision enforceable under the law or laws of all applicable States so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.

         5.4 ENFORCEMENT AND REMEDIES. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article V by Executive, and Company shall be entitled to enforce the provisions of this Article V by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V, but shall be in addition to all remedies available at law or in equity to Company, including, without limitation, the recovery of damages from Executive and Executive's agents involved in such breach.

                            ARTICLE VI: MISCELLANEOUS

         6.1 NOTICES. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         IF TO COMPANY TO:         ExpressJet Holdings, Inc.
                                   1600 Smith Street, Dept. HQSCE
                                   Houston, Texas 77002
                                   Attention: Chief Financial Officer

         IF TO CONTINENTAL TO:     Continental Airlines, Inc.
                                   1600 Smith Street, Dept. HQSLG
                                   Houston, Texas 77002
                                   Attention: General Counsel

         IF TO EXECUTIVE TO:       Jerry E. Losness
                                   ________________________
                                   ________________________

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         6.2 APPLICABLE LAW. THIS CONTRACT IS ENTERED INTO UNDER, AND SHALL BE GOVERNED FOR ALL PURPOSES BY, THE LAWS OF THE STATE OF TEXAS.

         6.3 NO WAIVER. No failure by either party hereto at any time to give notice to any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         6.4 SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

         6.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

         6.6 WITHHOLDING OF TAXES AND OTHER EMPLOYEE DEDUCTIONS. Company and Continental may withhold from any benefits and payment made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's or Continental's employees generally.

         6.7 HEADINGS; AFFILIATES. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. Except as otherwise provided herein, for purposes of this Agreement, the term "affiliate," as applied to an entity (the "First Entity"), means an entity who directly, or indirectly through one or more intermediaries, is controlled by, is controlling, or is under common control with the First Entity.

         6.8 GENDER AND PLURALS. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

         6.9 SUCCESSORS. This Agreement shall be binding (in the case of Continental, solely as provided in Section 6.13 hereof) upon and inure to the benefit of Company, Continental and their respective successors, and in each case successor shall include, without limitation, any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company or Continental (as applicable) by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of any party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other parties.

         6.10 EFFECT OF TERMINATION. Termination of the employment relationship under this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to or upon such termination.

         6.11 ENTIRE AGREEMENT. Except as provided in (i) the benefits, plans, and programs referenced in paragraph 3.3 and any awards under Company's stock incentive plans, the Management Bonus Program or similar plans or programs adopted by Company or ExpressJet after the Effective Date and (ii) separate agreements governing Executive's flight privileges relating to other airlines, this Agreement, as of the Effective Date, will constitute the entire agreement of the parties with regard to the subject matter hereof, and will contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Effective as of the Effective Date, the Existing Agreement is hereby terminated and without any further force or effect, each Prior Agreement is modified and/or revoked as set forth herein, and Executive's rights under the Continental Plans are modified as provided herein. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged. Notwithstanding any provision in this Agreement to the contrary, if the Effective Date does not occur on or before July 31, 2002, then this Agreement shall be void ab initio.

         6.12 DEEMED RESIGNATIONS. Any termination of Executive's employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, and an automatic resignation of Executive from the Board of Directors (if applicable) and from the board of directors of any affiliate of Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company's or such affiliate's designee or other representative.

         6.13 JOINDER. Continental is a party to this Agreement solely with respect to (a) the benefits to Continental described in the provisions of paragraphs 3.4, 3.5, 3.6, 3.7, and 6.6, and (b) the obligations of Continental relating to Flight Privileges as set forth in Article IV and as provided in paragraph 3.3. In addition, any provision of this Agreement that is for the benefit of or otherwise relates to Continental shall be directly enforceable by Continental.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ____ day of ___________, 2002, to be effective as of the Effective Date.

                                     EXPRESSJET HOLDINGS, INC.


                                     By:
                                        ----------------------------------------
                                              James B. Ream
                                              President and
                                              Chief Executive Officer

                                     "EXECUTIVE"


                                     -------------------------------------------
                                                                Jerry E. Losness


                                     CONTINENTAL AIRLINES, INC.


                                     By:
                                        ----------------------------------------
                                              Michael H. Campbell
                                              Senior Vice President - Human
                                              Resources and Labor Relations




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